Registration No. 202100496

GOVERNMENT OF BERMUDA

Registrar of Companies

The Companies Act 1981

CERTIFICATE OF CHANGE OF NAME

I HEREBY CERTIFY that in accordance with section 10 of **the Companies Act 1981** Seadrill 2021 Limited by resolution and with the approval of the Registrar of Companies has changed its name and was registered as Seadrill Limited on the 22nd day of February 2022.

Kenneth Joaquin

Registrar of Companies

22nd day of February 2022

REGISTRAR OF COMPANIES BERMUDA